Exhibit 1.1

SED INTERNATIONAL HOLDINGS, INC.

WRITTEN CONSENT BY THE BOARD OF DIRECTORS

The undersigned, constituting all of the Directors of SED INTERNATIONAL HOLDINGS, INC., a Georgia corporation (the "Company") at a Board of Directors meeting duly called and by affixing their signatures hereto, pursuant to Georgia Business Corporation Code Section 14-2-821, do hereby waive any notice of meeting and consent to and take the following action and adopt unanimously the following resolution as if the same had been done at a meeting of the Board of Directors validly called and held:

WHEREAS, the Board of Directors believes it to be in the best interest of the Company to effect, a 2-to-1 reverse split of the Company's common stock (the "Reverse Split") and to provide each shareholder that would be entitled to receive a fractional share of the Company's common stock as a consequence of such Reverse Split, one (1) whole share of the Company's common stock subsequent to such Reverse Split, as more particularly set forth in the Plan of Recapitalization attached hereto as Exhibit "A"; and

WHEREAS, the designated business purpose of the Reverse Split is to decrease the number of outstanding shares of Common Stock in order to improve marketability of the Common Stock and attempt to assure that the Company maintains its listing on the NASDQ National Market System; and

WHEREAS, in connection with the Reverse Split, no changes shall be necessary to the capital or surplus accounts of the Company or in the par value of its Common Stock and such Reverse Split shall be effectuated by requesting stockholders subject to the decrease in outstanding securities to surrender their current stock certificates to be replaced with new certificates exhibiting and evidencing the decreased Common Stock ownership; and

WHEREAS, the Board of Directors of the Company, in connection with the Reverse Split, is entitled pursuant to Sections 14-2-830(b) to rely on reports and financial statements prepared by the officers and employees of the Company;

NOW THEREFORE, IT IS HEREBY RESOLVED BY THIS BOARD AS FOLLOWS:

RESOLVED, that the Board of Directors hereby declares it advisable that the Articles of Incorporation of the Company be amended (the "Amendment") by amending Article II of such Articles of Incorporation by adding the following paragraph, which shall become paragraph 2 of such Article II and which shall read as follows:

"Reverse Split. Simultaneously with the effective date of this Amendment (the "Effective Time") each of two (2) shares of the Company's Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split (the "Reverse Split"), into one (1) share of the Company's outstanding Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Common Stock ("Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's transfer agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall thereupon be deemed for all corporate purposes to evidence ownership of New Common Stock in the appropriately reduced whole number of shares. No certificates or script representing fractional shares interests in New Common Stock will be issued, and no cash payments will be made therefore. In lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, the holder will receive one (1) whole share of the Company's New Common Stock. If more than one (1) Old Certificate shall be surrendered at one time for the account of the same Shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's transfer agent determines that a holder of Old Certificates has not surrendered all of his certificates for exchange, the transfer agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that consideration for fractional shares for any one person shall not exceed the value of one (1) share of New Common Stock. If any New Certificate is to be issued in a name other than in which the Old Certificate was issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the stock transfer tax stamps to the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock or transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that such taxes are not payable. From and after the Effective Time, the amount of capital shall be represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified, until thereafter reduced or increased in accordance with applicable law. All references elsewhere in the Articles of Incorporation, as amended, to the "Common Stock" shall, after the Effective Time, refer to the "New Common Stock." The filing of the Amendment shall not cause any change in the number of shares of any series of Preferred Stock that are issued and outstanding at the time the Amendment is filed."

FURTHER RESOLVED, that the Board of Directors recommends the adoption by the shareholders of the Plan of Recapitalization, in the form attached hereto as Exhibit "A".

FURTHER RESOLVED, that the Board of Directors recommends the adoption by the shareholders of the Amendment.

FURTHER RESOLVED, that the Amendment be submitted for consideration by the shareholders at a special meeting of the shareholders to be held as soon as practicable at the principal office of the Company.

FURTHER RESOLVED, that shareholders of record of the Company on March 15, 2002 (the "Record Date") shall be entitled to notice of and to vote at said special meeting.

FURTHER RESOLVED, that the proper officers of the Company are hereby authorized and directed to send an appropriate notice of said special meeting to the shareholders of record as of said Record Date.

FURTHER RESOLVED, that in the event the Amendment is approved by the shareholders of the Company, the officers of the Company are hereby authorized and directed to execute and file appropriate Articles of Amendment in accordance with the provisions of the Georgia Business Corporation Code.

FURTHER RESOLVED, that upon the effective date of the Articles of Amendment, each issued and outstanding share of common stock of the Company, existing prior to the Amendment, shall be converted into the number of shares determined pursuant to the Plan of Recapitalization (the "New Common Stock"), without the necessity of any further act by the Company.

FURTHER RESOLVED, that in lieu of any fractional shares of New Common Stock created by the Reverse Split, the Company shall provide each shareholder that would be entitled to receive a fractional share of New Common Stock, one (1) whole share of New Common Stock and no script shall be issued or cash paid for such fractional shares.

This Consent Action may be executed in one or more counterparts, each of which may be deemed an original, and all of which, when taken together, shall constitute one and the same Consent Action.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the 6th day of February, 2002.

DIRECTORS:

/s/ Gerald Diamond, Director and Chairman of the Board

/s/ Mark Diamond, Director

/s/ Larry G. Ayers, Director

/s/ Stewart I. Aaron, Director

/s/ Melvyn I. Cohen, Director

/s/ Cary Rosenthal, Director

/s/ Elliott Cohen, Director